Exhibit 99.1

IP Strategy Receives Nasdaq Notification Regarding Delayed Form 10-Q Filing

GIG HARBOR, Wash., August 28, 2026 (ACCESS Newswire) – IP Strategy Holdings, Inc. (Nasdaq: IPST) (the “Company” or “IP Strategy”) today announced that it received a notification letter from The Nasdaq Stock Market LLC (“Nasdaq”) dated August 26, 2026, advising the Company that, because it has not yet filed its Quarterly Report on Form 10-Q for the period ended June 30, 2026 (the “Form 10-Q”), the Company is not currently in compliance with Nasdaq Listing Rule 5250(c)(1).
Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.
The Nasdaq notification has no immediate effect on the listing of the Company’s common stock on Nasdaq. However, if the Company fails to timely regain compliance with the Listing Rule 5250(c)(1), the Company’s common stock will be subject to delisting from Nasdaq.
Under the Nasdaq Listing Rules, the Company has 60 calendar days from the date of the notification, or until October 26, 2026, to submit to Nasdaq a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an exception of up to 180 calendar days from the original due date of the Form 10-Q, or until February 22, 2027, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.
The Company is diligently working to complete and file the Form 10-Q and intends to take the necessary steps to regain compliance with Nasdaq’s continued listing requirements in September 2026.
About IP Strategy
IP Strategy Holdings, Inc. (Nasdaq: IPST) is the first Nasdaq-listed company to hold $DATA tokens, formerly $IP, as a primary treasury reserve asset and operate validator infrastructure for the DATA Network. The Company provides public market investors broad exposure to the AI-native data economy through a regulated equity vehicle. IP Strategy’s treasury reserve enables direct participation in the DATA ecosystem, which supports the sourcing, verification, provenance and auditability of real-world data while enabling trusted attribution and commercialization of digital assets and AI training data.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Company’s ability and timing to complete and file its Form 10-Q and regain compliance with Nasdaq’s continued listing requirements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements except as required by applicable law.
Investor Contact
ir@ipstrategy.co